UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

American Greetings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following letter was provided by American Greetings Corporation to employees on July 30, 2013:

To All Associates:

On August 7, American Greetings will hold a Special Meeting of Shareholders to consider and vote on the proposed transaction in which the Weiss family and related entities would acquire American Greetings. Shareholders have the option of voting via the internet, telephone, or mail prior to the meeting as explained below.

If you are a shareholder, you should have received the proxy statement relating to the Special Meeting and shareholder vote on the proposed transaction. We urge you to read the proxy statement carefully, which provides detailed information about the terms of the proposed transaction and the reasons why the Board believes the transaction is fair to, and in the best interests of, the Company and its shareholders. We also urge you to read the filings that the Company has made with the Securities and Exchange Commission subsequent to the date of the proxy statement, including the additional soliciting materials filed on July 18, 2013 and July 19, 2013. Information on how to access these materials is included at the end of this letter under “Additional Information and Where to Find It.”

The proxy statement includes instructions on how to vote, and was accompanied by a proxy and voting instruction card. Regardless of the number of shares that you own, your vote is very important. In fact, you may receive a phone call from a company called Georgeson encouraging you to vote your shares. Georgeson is assisting us with the proposed transaction and making this kind of phone call to shareholders is a standard and acceptable procedure.

As described in the proxy statement, if you are a record shareholder or hold shares through the American Greetings Retirement Profit Sharing and Savings Plan, you can vote prior to the Special Meeting in one of three ways:

•

You can VOTE BY INTERNET at www.proxyvote.com - Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on August 6, 2013 if you are a registered holder or by 11:59 P.M. Eastern Time on August 2, 2013 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

You can VOTE BY PHONE by calling 1-800-690-6903 - Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 6, 2013 if you are a registered holder or by 11:59 P.M. Eastern Time on August 2, 2013 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

•

You can VOTE BY MAIL - Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan, your voting instructions must be received by 11:59 P.M. Eastern Time on August 2, 2013.

If you vote by internet or phone, you do not need to return your proxy and voting instruction card by mail.

If your shares are held by a bank or broker on your behalf in “street name,” your bank or broker will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

If you believe you own shares of American Greetings common stock, but have not received your proxy materials, please contact your brokerage firm or Georgeson, Inc. at (888) 660-8331.

We recommend that you provide voting instructions promptly, even if you plan to attend the special meeting in person. Please pay special attention to the deadlines for submitting your voting instructions.

Sincerely,

Zev Weiss	Jeff Weiss

Chief Executive Officer	President and Chief Operating Officer

*        *        *

Additional Information and Where to Find It

In connection with the proposed merger, the Company filed with the SEC and furnished to the Company’s shareholders the proxy statement and other relevant documents. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the investors section of the Company’s website at http://investors.americangreetings.com or by directing a request to the Company’s Corporate Secretary at our World Headquarters address at One American Road, Cleveland, Ohio 44144-2398, or via email to investor.relations@amgreetings.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Merger is set forth in the proxy statement and the other relevant documents filed with the SEC. You can find information about certain of the Company’s executive officers and its directors in its Annual Report on Form 10-K for the fiscal year ended February 28, 2013.